Exhibit 10.2

FIRST AMENDMENT TO SUBLEASE AGREEMENT

This First Amendment to Sublease Agreement (this “Amendment”) is made and entered into as of August 7, 2026 (the “Amendment Date”), by and between Quanterix Corporation (“Sublandlord”) and Ocular Therapeutix, Inc. (“Subtenant”) and amends the Sublease Agreement (the “Sublease”) between the parties dated January 1, 2025.

RECITALS

Sublandlord and Subtenant desire to add additional square footage to the Subleased Premises and make certain other changes to the Sublease and therefore have agreed to amend the Sublease to make those changes as set forth herein. All capitalized terms that are used but not defined herein shall have the same meaning given to such terms in the Sublease.

For good and valuable consideration, which the parties acknowledge receiving, the Sublease is hereby amended as follows, with each modification to the Sublease made herein taking effect on the Amendment Date unless a different effective date is expressly stated:

1.

Expansion of Subleased Premises. The Subleased Premises are hereby expanded to include an additional 8,600 rentable square feet, consisting of the balance of the third floor of the 14 Crosby Building (the “Expansion Space”). From and after the Amendment Date, the Expansion Space shall be deemed part of the Subleased Premises for all purposes under the Sublease.

2.

Early Access. Subtenant shall be permitted to enter the Expansion Space following execution of this Amendment and receipt of Overlandlord consent (as contemplated by Section 8 below), solely for the purpose of construction and installing Subtenant’s FF&E. Such early access shall be at Subtenant’s sole risk and liability and shall be subject to all terms and conditions of the Sublease (as amended by this Amendment), except for the obligation to pay rent or charges on account of Real Estate Taxes or Operating Costs, with respect to the period of time prior to the Expansion Space Rent Commencement Date (as defined below).

3.

Rent Charges. Commencing on October 1, 2026 (the “Expansion Space Rent Commencement Date”), Subtenant shall pay base rent for the Expansion Space in the amount of $26.00 per square foot per annum. Commencing on the first anniversary of the Expansion Space Rent Commencement Date, and on each anniversary thereafter during the term of the Sublease, the monthly base rent payable with respect to the Expansion Space shall increase by two and one-half percent (2.5%) over the amount payable during the immediately preceding lease year.

4.

As-Is; Where-Is; Initial Build Out. Subtenant acknowledges that it has inspected, or has had the opportunity to inspect, the Subleased Premises and accepts the Subleased Premises in their present condition, as is, where is, with all faults. Sublandlord makes no representation or warranty, express or implied, regarding the condition of the Subleased Premises, including any warranty of fitness, suitability, habitability, compliance with law, or adequacy for Subtenant’s intended use. Subtenant shall be responsible, at its sole cost and expense, for all alterations, improvements, repairs, and preparations necessary to make the Subleased Premises suitable for Subtenant’s use. Sublandlord has approved Subtenant making alterations as shown on those certain plans, drawings, and specifications, which consist of the Construction Set dated May 20, 2026, and Addendum 1 dated June 12, 2026 (collectively, the “Preliminary Work Plans”), prepared by ACTTWO Architects.

5.	Subtenant’s Share. Commencing on the Expansion Space Rent Commencement Date, the

Subtenant’s Share (as such term is defined and used in Section 5(b) of the Sublease) is hereby increased from 73.76% to 100%. To the extent Subtenant pays its Subtenant’s Share of charges, taxes, pass-throughs, and additional rent payable under the Sublease with respect to the Subleased Premises, then from and after the Expansion Space Rent Commencement Date Subtenant shall pay 100% of such amounts.

6.

Cancellation of Electric Credit. As a result of the Subtenant’s Share going from 73.76% to 100% as of the Expansion Space Rent Commencement Date, the parties agree that the Electric Credit provided for in Section 5(k)(4) of the Sublease, as of the Expansion Space Rent Commencement Date, shall automatically be deleted in its entirety and shall be of no continuing force or effect. Sublandlord and Subtenant, on the Expansion Space Rent Commencement Date, shall pro-rate the Electric Credit through and including September 30, 2026.

7.

Brokers. Sublandlord and Subtenant each represent to the other that it has not dealt with any other broker other than Newmark (“Subtenant’s Broker”) and Hunneman (“Sublandlord’s Broker,” and collectively with Subtenant’s Broker, “Broker”) in connection with this Amendment and the transactions contemplated hereby. Sublandlord shall compensate Subtenant’s Broker and Sublandlord’s Broker each in accordance with a separate agreement. Sublandlord and Subtenant each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs, and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand, or proceeding for commissions, fees, reimbursement for expenses, or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with the Amendment other than Broker.

8.

Overlandlord Consent. This Amendment is conditional upon its written approval by Overlandlord within fifteen (15) days from the date hereof. In the event that Overlandlord fails to so approve this Amendment within such fifteen (15) day period, either party, prior to Overlandlord approving this Amendment, may terminate this Amendment by written notice to the other, whereupon it shall be of no force and effect, neither party hereto shall have any rights against the other and all sums paid on account hereof shall be returned within ten (10) business days.

9.

IT Room Access. Section 14 remains in full force and effect but is deemed amended to only benefit Sublandlord and Subtenant. Section 14 no longer provides any third party with any rights to any party other than Sublandlord and Subtenant. And Sublandlord’s right of ingress and egress are subject to the same rules and regulations as Landlord must comply with throughout the Building to have access to closets containing similar equipment, including without limitation, prior notice to Subtenant except in an emergency, and not allowing third party entrants therein.

10.

Use of Existing Furniture and Personalty. During the Term, Subtenant shall have the right to utilize the furniture, fixtures & equipment located in the Expansion Space and listed on Exhibit A hereto (“Sublandlord’s Expansion FF&E”) at no additional cost. Subtenant shall not remove any FF&E from the Subleased Premises without the prior written consent of Sublandlord. Sublandlord makes no representation or warranty as to the condition, fitness, or suitability of Sublandlord’s FF&E for Subtenant’s purposes. Sublandlord shall have no obligation to maintain, repair, or replace any of Sublandlord’s Expansion FF&E. Subtenant shall be responsible for any damaged or missing Sublandlord’s Expansion FF&E beyond normal wear and tear, exclusive of any damage to FFE or FF&E becoming missing caused by casualty or condemnation. Subtenant shall be responsible for installing any other furniture, fixtures, and equipment it requires, including data and communications equipment and wiring, subject to the prior written consent of Overlandlord if required pursuant to the Overlease. Any such installations shall be performed in accordance with the Overlease. Sublandlord, within two (2) weeks after the Amendment Date, shall remove any furniture, fixtures, or equipment in the Expansion Space on the Amendment Date but not listed on Exhibit A. Sublandlord shall immediately repair any damage caused by such removal, including, without limitation, scuff marks on the walls and floors.

11.

Scope. Except as specifically amended hereby, the Sublease shall continue in full force and effect and is hereby ratified by all parties thereto. In the event of any conflict between this Amendment and the Sublease, this Amendment shall control.

12.

Miscellaneous. This Amendment shall be governed in all respects by the laws of the Commonwealth of Massachusetts. This Amendment constitutes the parties’ entire agreement relating to modifications of the terms modified herein and supersedes all prior and contemporaneous discussions and agreements relating to such modifications. This Amendment may be amended or supplemented only by a written document signed by all parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and legal representatives. This Amendment may be executed in counterparts and by electronic signatures and such counterparts shall together constitute one enforceable document.

In witness of their agreement to the foregoing terms, this Amendment has been executed by each party to take effect as of the Amendment Date.

/s/
OCULAR THERAPEUTIX, INC.		QUANTERIX CORPORATION

By:	/s/ Jason S. Robins	By:	/s/ Mike Lanieri
Name:	Jason Robins	Name:	Mike Lanieri
Title:	CFO	Title:	VP, Corporate Controller

Exhibit A

Sublandlord's Expansion FF&E

Union Office Interiors
226 Andover St

Wilmington, MA 01887
ATTN: Eric Greene

C: 978-423-4817

E: egreene@unionoffIce.com

OCULAR THERAPEUTICS- 14 CROSBY DRIVE - FURNITURE INVENTORY
QTY	Item	Image	Description
2	ROUND TABLE		36" ROUND TABLE
22	TASK CHAIR		TASK CHAIR - SOME LEFT IN SPACE, BALANCE ON 1ST FLR
49	HAT		30x72 HAT w/ MONITOR ARMS PRIVACY SCREENS WILL BE REMOVED FOR PRIVATE OFFICES
28	MOBILE BOOKCASE		24x48 MOBILE BOOKCASE
49	MOBILE PED		B/F MOBILE PED
21	MOBILE TABLE		24x48 MOBILE TABLE
28	MOBILE TOWER		24x24 FF MOBILE TOWER W/ LOCKER